EXHIBIT 3.3

Amendment to Bylaws

of

TGC Industries, Inc.

(as amended November 30, 2007)

Pursuant to Article 7.c. of the Corporation’s Articles of Incorporation (as amended) and Section 8:11 of the Corporation’s Bylaws which permit the Bylaws to be amended by the Board of Directors, Sections 6:1 and 6:8 of the Bylaws of the Corporation are hereby amended by deleting such sections entirely and replacing them with the following:

“Sec. 6:1.  Certificates.  Every owner of shares of the Corporation shall be entitled to have a certificate certifying the number of shares owned by such owner in the Corporation and designating the class of shares to which such shares belong, which shall otherwise be in such form, in conformity to law, as the Board of Directors shall prescribe.  Each certificate representing shares shall state upon the face thereof:  (a) that the Corporation is organized under the laws of the State of Texas; (b) the name of the person to whom issued; (c) the number and class of shares and the designation of the series, if any, which such certificate represents; and (d) the par value of each share represented by such certificate or a statement that the shares are without par value.  Each certificate shall be signed by such officer or officers as the Board of Directors may prescribe, or, if not so prescribed, by the President or a Vice President and the Secretary or an Assistant Secretary of the Corporation.  Any or all of the signatures on the certificate may be facsimiles if the certificate is countersigned by a transfer agent or registered by a registrar, either of which is other than the Corporation itself or an employee of the Corporation.  In case any officer who has signed or whose facsimile signature has been placed upon such certificate has ceased to be such officer before such certificate is issued, it may be issued by the Corporation with the same effect as if such person were such officer on the date of its issuance.  However, notwithstanding what is stated above, the Board of Directors may authorize the issuance of some or all of any or all classes or series of shares of the Corporation without certificates in conformity with the applicable requirements of the Texas Business Corporation Act.  No authorization of uncertificated shares shall affect previously issued and outstanding shares represented by certificates until such certificates have been surrendered to the Corporation.  Upon request, every holder of uncertificated shares shall be entitled to receive a certificate.”

“Sec. 6:8.  Transfer of Shares.  Transfers of shares of the Corporation shall be made only on the books of the Corporation, if such shares are certificated, by the surrender to the Corporation or its transfer agent of the certificate therefore properly endorsed or accompanied by a written assignment or power of attorney properly executed, with transfer stamps (if necessary) affixed, or upon proper instructions from the holder of uncertificated shares, in each case, with such proof of the authenticity of signature as the Corporation or its transfer agent may reasonably require.”

DATED to be effective November 30, 2007.

/s/	Wayne A. Whitener
Wayne A. Whitener
President and CEO